Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces 4th Quarter and Annual Results for 2015

LAKELAND, Fla., March 1, 2016 - Publix’s sales for the fourth quarter of 2015 were $8.2 billion, a 4.5 percent increase from last year’s $7.9 billion. Comparable-store sales for the fourth quarter of 2015 increased 3.2 percent.

Net earnings for the fourth quarter of 2015 were $521.1 million, compared to $453.3 million in 2014, an increase of 15 percent. Earnings per share for the fourth quarter increased to $0.68 for 2015, up from $0.58 per share in 2014.

Publix’s sales for the fiscal year ended Dec. 26, 2015, were $32.4 billion, a 5.9 percent increase from last year’s $30.6 billion. Comparable-store sales for 2015 increased 4.2 percent.

Net earnings for 2015 were $2 billion, compared to $1.7 billion for 2014, an increase of 13.2 percent. Earnings per share increased to $2.54 for 2015, up from $2.23 per share in 2014.

These amounts are based on audited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at www.publix.com/stock.

Effective March 1, 2016, Publix’s stock price increased from $41.80 per share to $45.20 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m pleased to report another year with excellent results,” said CEO Ed Crenshaw. “Our associates deserve the credit for continuing to make us a leader in customer service.”

Publix is privately owned and operated by its 179,000 employees. Currently Publix has 1,110 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 18 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###